Exhibit 99.4

5、7、8/F, Block B, 309 Hanzhongmen Street, Nanjing, China, 210036

Tel: 86-25-89660900

Fax: 86-25-89660966

July 22, 2022

LEGAL OPINION

To: Muliang Viagoo Technology, Inc.

2498 Wang Feng Highway, Lane 181

Fengjing Town, Jinshan District

Shanghai, China 201501

(86)21-67355092

Re: PRC Legal opinion on Certain PRC Legal Matters

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and as such are qualified to issue this legal opinion (this “Opinion”) under the laws and regulations of the PRC effective on the date hereof.

We are acting as the PRC counsel for Muliang Viagoo Technology, Inc. (the “Company”), a company incorporated under the laws of the State of Nevada, who intends to be transferred from OTCQB Venture Market and list the common stock of the Company on Nasdaq Capital Market (the “Listing”), in connection with (i) the registration statement of the Company on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company, and (ii) the proposed Listing.

I. Definitions.

As used herein, the following terms are defined as follows:

(a) “PRC Laws” means any and all applicable laws, regulations, rules, orders, decrees, notices, guidelines, and supreme court’s judicial interpretations of the PRC currently in force and available to the public in the PRC on the date of this Opinion;

(b) “PRC Companies” means the entities listed in (h), (i), (j) , (l) and (m) (each a “PRC Company”, collectively “PRC Companies”);

(c) “Governmental Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral tribunal in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, policy, regulatory, or taxing authority or power of similar nature in the PRC;

(d) “Governmental Authorizations” means all approvals, contents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, permits and licenses required by any PRC authorities pursuant to any PRC Laws;

(e) “SAMR” means the State Administration for Market Regulation or its local counterpart in the PRC, which is the successor of the State Administration for Industry and Commerce or its local counterpart in the PRC;

(f) “NECIPS” means the National Enterprise Credit Information Publicity System which is a Chinese governmental credit information agency that belongs to SAMR and provides public access to official registration data for all legal entities in China.

(g) “Variable Interest Entity” or “VIE” means the variable interest entity incorporated in the PRC;

(h) “Shanghai Muliang” means Shanghai Muliang Industry Co., Ltd.（上海牧粮实业有限公司）;

(i) “Shanghai Zongbao” means Shanghai Zongbao Environmental Construction Co., Ltd.（上海综宝环境工程有限公司）;

(j) “Weihai Fukang” means Weihai Fukang Bio-Fertilizer Co., Ltd.（威海富康生物肥料有限公司）;

(k) “Shanghai Mufeng” means Shanghai Mufeng Investment Consulting Co., Ltd.（上海牧枫投资咨询有限公司）;

(l) “Muliang Nongzi” means Shanghai Muliang Nongzi sales Co., Ltd. （上海牧粮农资销售有限公司）;

(m) “Yunnan Muliang” means Yunnan Muliang Animal Husbandry Development Co., Ltd. (云南牧粮畜牧发展有限公司);

(n) “PRC” means, for the purpose of this Opinion, the People’s Republic of China, excluding the respective special administrative regions of Hong Kong and Macau and the Taiwan province.

(o) “No. 37 Notice” means the Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange in Overseas Investment, Financing and Roundtrip Investment Conducted by Residents in China through Special Purpose Vehicles.

(p) “SAFE” means the State Administration of Foreign Exchange.

II. PRC LAWS

This Opinion is rendered on the basis of the PRC Laws effective and publicly available in the PRC as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdictions other than the PRC.

III. ASSUMPTIONS

For the purpose of giving this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, instruments or other documents provided to us by or on behalf of the Company and such other documents, corporate records, certificates issued by Governmental Authorities or representations made by officials of Governmental Authorities in the PRC and officers or representatives of the Company as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

In examination of the documents and for the purpose of giving this Opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority; (ii) all Documents submitted to us as originals are authentic and all Documents submitted to us as copies are complete and conform to their authentic originals; (iii) none of the Documents as they were presented to us has been revoked, amended, varied or supplemented, without us being notified or made aware thereof or otherwise being indicated in such Documents; (iv) all the information (including factual statements) provided to us by the Company in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and nothing has been withheld by the Company that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (v) all Governmental Authorizations and official statement or documentation were obtained from competent Governmental Authorities by lawful means; (vi) all the Documents are legal, valid, binding and enforceable under all such laws as governing or related to them, other than PRC Laws; and (vii) this Opinion is limited to matters of the PRC Laws effective as the date thereof and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdictions.

IV. OPINIONS

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the opinion that concerning Shanghai Muliang and its subsidiaries which involve actual operations, as of the date hereof, so far as PRC Laws are concerned:

(i) Each of the PRC Companies has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. Each of the companies exists with full legal person status and in good standing under the PRC Laws. The current articles of association and the business license of each of the PRC Companies comply with the requirements of the applicable PRC Laws and are in full force and effect.

(ii) All the equity interests in the registered capital of each of the PRC Companies is owned by its shareholders currently registered with the competent SAMR. To the best of our knowledge after due and reasonable inquiries, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims. Except the call option agreement signed by Shanghai Muliang for constructing the VIE structure, there are no outstanding rights, warrants or options to acquire or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies. All Governmental Authorizations required for the ownership by the shareholders of their respective equity interests in each of the PRC Subsidiaries have been duly obtained.

On February 10th, 2016, Shanghai Mufeng reached a series of agreements with Shanghai Muliang and its major shareholders in order to establish the VIE structure. These agreements include Exclusive Technical Consulting and Service Agreement, Equity Pledge Agreement, Call Option and Cooperation Agreement, and Power of Attorney. Among such agreements, the relevant parties under the Call Option and Cooperation Agreement agreed that the shareholders of Shanghai Muliang, namely Mr. WANG Lirong and Mr. WANG Zhongfang, irrevocably and unconditionally grant Shanghai Mufeng an exclusive call option. According to such call option, Shanghai Mufeng shall be entitled to require Mr. WANG Lirong and Mr. WANG Zhongfang who are the existing shareholders of Shanghai Muliang to transfer the entire equity interests of Shanghai Muliang to Shanghai Mufeng or its designated entities or individuals in accordance with the terms and conditions under the Call Option and Cooperation Agreement.

(iii)     To the best of our knowledge after due and reasonable inquiries, none of the PRC Companies has taken any action nor have any steps been taken or any legal or administrative proceedings been commenced or threatened to commence for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of any PRC Companies.

(iv) According to the representations made by PRC Companies and the due and reasonable verifications performed by us, titles to major properties and assets owned by Shanghai Muliang and its subsidiaries are definite and clear. Except for Weihai Fukang, as to which the relevant house property has been taken out for mortgage, no other limitations are over other property rights owned by PRC Companies.

Except for the foreclosure and pledge concerning the lands and house property disclosed in this Opinion, no other restrictions exist over the assets or property of Shanghai Muliang and/or its subsidiaries indicating that any other assets or property of Shanghai Muliang and its subsidiaries are pledged or seized, frozen, withheld or auctioned, or are with legal disputes or potential disputes, or have other rights been restricted. There are no legal obstacles for Shanghai Muliang and its subsidiaries to exercise their ownership or right to use.

(v) The categories and rates for major taxes implemented to Shanghai Muliang and its subsidiaries are not in violation of, and immediately after the consummation of the Listing will not result in violation of, any requirements of PRC Laws currently in effect. The tax deductions and exemptions obtained by Shanghai Muliang are in compliance with PRC Laws and the relevant policy requirements, and Shanghai Muliang has conducted and accomplished declaration procedures correspondingly for each of such tax deductions and exemptions. Filings relating to the tax deductions and exemptions which have been obtained by PRC Companies are legitimate and valid as the date of this Opinion. At the same time, each of PRC Companies has applied for and been awarded with tax registration certificate. Taxation Administration is the competent authorities for collecting and administering taxes who issued “Certificates” for the relevant PRC Companies that can effectively certify the situation of the payments of the corporate tax made by PRC Companies, and can also certify that, during the period from January 1, 2019 to July 15, 2022, no serious illegal activities were found and no tax penalties were imposed on any of PRC Companies. Aforementioned “Certificates” were issued by the tax collection and administration department which belongs to the Chinese Government that such “Certificates” have their public credibility.

(vi) According to the representations made by PRC Companies and the due and reasonable verifications conducted by us, none of the PRC Companies have violated any relevant laws or regulations on labor and social security.

(vii) Terms and clauses for each material contracts of the PRC Companies are explicit and clear, and the content and form of such contracts are legitimate and in full force and effect. With respect to any of such material contracts, no legal risk involving with failure to establish a contract or avoidance of a contract exists because of any violation of any PRC Laws.

(viii)  As of the date of issuance of this opinion, all the environmental matters of the PRC Companies are in compliance with the relevant laws and regulations, and none of the product quality and technical standards employed and implemented by the PRC Companies is in violation with any relevant provisions of any laws and regulations. We consider that, all the necessary certificates, licenses, approvals and government letters noted under this Opinion concerning the business and operation of PRC Companies have been obtained.

(ix) As verified by us, PRC Companies currently have two pending civil cases: (i) a dispute over a sales contract between Shanghai Naishengkalan Industry Co., Ltd., Shanghai Zongbao and Shanghai Aoke Chemical Co., Ltd. Shanghai Naisheng Kalan Industrial Co., Ltd. and Shanghai Zongbao has made proper arrangements for the payment of the debts to ensure that the debts will be carried out on schedule under the enforcement procedure. The case will be closed after the completion of this payment. (ii) Shuangbai County Development and Investment Co., Ltd., as the plaintiff, sued Yunnan Muliang, Shanghai Muliang and Lirong Wang on October 12, 2021, requiring the three defendants to pay the disbursement for vegetation restoration and the interest calculated according to the LPR interest standard from December 28, 2018. As of the date of this legal opinion, the case has not yet been judged.

In addition, according to our reasonable inquiry, explanations made by the PRC Companies and the findings discovered by us through the official websites of China Judgments Online (http://www.court. gov.cn/zgcpwsw/) and National Inquiries on Dishonest Persons Subject to Enforcement (http://zxgk.court.gov.cn/), as far as competent Chinese courts or arbitration institutions are concerned, there are no other significant lawsuits or arbitration cases that have not yet been concluded or that are foreseeable.

(x) In accordance with the provisions of No. 37 Notice, residents from mainland China (including individuals and institutions in PRC) shall apply to the SAFE or the competent local authorities for foreign exchange registration if such residents directly establish or indirectly control overseas special purpose companies for overseas investment and financing. If prior to the implementation of the No. 37 Notice, a PRC resident had made capital contribution to a special purpose vehicle by using its legitimate assets or interests in or out of the territory of PRC but had not completed foreign exchange registration formalities for overseas investments pursuant to the provisions, the SAFE shall process registration formalities retrospectively pursuant to the principle of legitimacy and reasonableness for such resident. In addition, when significant events occur, such as changes to the basic information of the special purpose company (including change of the PRC individual shareholder and the name and term of operation of the special purpose company), increasing or reducing the amount of investment, equity transfer or share swap or merge or division of the special purpose company, etc., such PRC resident shall update the registration with the SAFE and the competent local authorities.

If any shareholder who holds the rights and interests of the special purpose company and is identified as a PRC resident according to the provisions of the No. 37 Notice but does not apply to the competent local authorities of the SAFE for the required exchange registration, then the affiliates of such special purpose company in PRC may be forbidden from distributing profits or paying dividends or be forbidden from carrying out other follow-up cross-border foreign exchange activities, and restrictions on the capacity of the special purpose company to increase the capital investment in its PRC affiliates may be imposed. Additionally, if the registration regulations of the SAFE are violated, then responsibilities for circumventing the applicable foreign exchange restrictions under the PRC Law will be held.

As verified by us, prior to the promulgation and implementation of the No. 37 Notice, Mr. WANG Lirong, who is both the shareholder and actual controller of Shanghai Muliang, had already invested in overseas special purpose companies as a resident of the PRC with his domestic assets and held the rights and interests in the overseas special purpose companies. As stipulated by the relevant provisions of the No. 37 Notice, foreign exchange supplementary registration shall therefore be made. As of the date of this Opinion, Shanghai Muliang has submitted the application for foreign exchange supplementary registration to the Shanghai Branch of the SAFE through the Agricultural Bank of China Shanghai Branch, and such application is still under the review of such authority.

We are unable to ensure all the shareholders and actual controller of the PRC Companies who are also PRC residents will timely make, obtain or update the foreign exchange registrations as required by us or by the provisions of the No. 37 Notice or other relevant rules. Even if such shareholders and actual controller comply with the relevant requirements, we are still unable to, due to various kinds of reasons (including reasons beyond our and such persons’ control), assure that such persons will timely and successfully obtain or update any registrations under the No. 37 Notice or other related rules. If any shareholders who are PRC residents do not apply to the competent local authorities of the SAFE for the required foreign exchange registration, then the wholly foreign owned enterprise of the Company in PRC, namely Shanghai Mufeng, will probably be forbidden from distributing profits and dividends to the Company, or be forbidden from conducting any follow-up cross-border foreign exchange activities, and restrictions on increasing capital investment made by the Company to its wholly foreign owned enterprise will probably be imposed that may then adversely affect the business of the Company.

(xi) PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United Kingdom or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United Kingdom or the British Virgin Islands.

(xii)    All statements set forth in this Opinion, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

This Opinion is subject to the following qualifications:

(a)	This Opinion is limited to matters of the PRC Laws in effect on the date of this Opinion.

(b)	We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdictions.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company. It may not, except with the prior permission of the Company and us, be relied upon by anyone other than the Company, the underwriters and their legal and financial advisors in connection with this Listing in overseas capital markets or used for any other purpose.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole, and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this Opinion in, and the filing hereof, as an exhibit to the Registration Statement.

This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

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Yours faithfully,
GRANDALL LAW FIRM (Nanjing Office)

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